EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gregg Ziegler (215) 478-3820
February 17, 2026	gziegler@tollbrothers.com

Toll Brothers Reports FY 2026 First Quarter Results

FORT WASHINGTON, Pa., February 17, 2026 -- Toll Brothers, Inc. (NYSE:TOL) (TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2026.

FY 2026's First Quarter Financial Highlights (Compared to FY 2025's First Quarter):
•Net income and earnings per share were $210.9 million and $2.19 per diluted share, compared to net income of $177.7 million and $1.75 per diluted share in FY 2025's first quarter.
•Pre-tax income was $273.6 million, compared to $221.4 million in FY 2025's first quarter.
•Home sales revenues were $1.85 billion compared to $1.84 billion in FY 2025's first quarter; delivered homes were 1,899 compared to 1,991 in FY 2025's first quarter.
•Net signed contract value was $2.38 billion compared to $2.31 billion in FY 2025's first quarter; contracted homes were 2,303 compared to 2,307.
•Backlog value was $6.02 billion at first quarter end compared to $6.94 billion at FY 2025’s first quarter end; homes in backlog were 5,051 compared to 6,312.
•Home sales gross margin was 24.8%, compared to FY 2025’s first quarter home sales gross margin of 25.0%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 26.5%, compared to FY 2025’s first quarter adjusted home sales gross margin of 26.9%.
•SG&A, as a percentage of home sales revenues, was 13.9% compared to 13.1% in FY 2025's first quarter.
•Income from operations was $219.1 million.
•Other income, loss from unconsolidated entities, and gross margin from land sales and other was $72.0 million.
•The Company repurchased approximately 0.3 million shares at an average price of $146.75 per share for a total purchase price of $50.5 million.
•In the quarter, the Company substantially completed its previously announced sale of approximately half of its Apartment Living portfolio, including its operating platform, to Kennedy Wilson for net cash proceeds of approximately $330 million. The Company intends to exit the multi-family development business by selling its remaining Apartment Living assets over the next several years.
Douglas C. Yearley, Jr., chairman and chief executive officer, stated: “We are pleased with our first quarter results, as we met or exceeded guidance across nearly all metrics. We delivered 1,899 homes at an average price of $977,000, generating home sales revenues of $1.85 billion. Our adjusted gross margin was 26.5% in the quarter, 25 basis points better than guidance, and our SG&A expense, as a percentage of homebuilding revenues, was 13.9%, 30 basis points better than guidance. As a result, we earned $2.19 per diluted share in the quarter, a 25% increase compared to the first quarter of fiscal 2025. In addition, we signed 2,303 net contracts for $2.4 billion in the quarter, flat in units but up 3% in dollars year-over-year as our average sales price increased to $1,033,000.
“We continue to be very pleased with our focus on the luxury market and its more affluent customer base. We also continue to benefit from our broad geographic footprint, the widest variety of home offerings and price points in the industry, and our balanced mix of build-to-order and spec homes. Our business model and strategy have allowed us to perform well in the current environment, giving us the confidence to maintain our full year guidance.
“At the end of the first quarter, we owned or controlled approximately 75,000 lots, providing us with sufficient land to continue growing community count at an annual pace of 8% to 10% in fiscal 2026 and beyond. Our balance sheet is solid with low net debt and ample liquidity, and we project significant operating cash flows in fiscal 2026. This will enable us to continue investing in our business while delivering strong returns to our stockholders.

“Last month, Toll Brothers was named the #1 Most Admired Home Builder in Fortune magazine’s 2026 list of the World’s Most Admired Companies, the ninth year the Company has achieved this honor. It is a recognition of our strong luxury brand and the tremendous talent and hard work of our Toll Brothers employees.”

Second Quarter and FY 2026 Financial Guidance:
	Second Quarter	Full Fiscal Year
Deliveries	2,400 - 2,500 units	10,300 - 10,700 units
Average Delivered Price per Home	$975,000 - $985,000	$970,000 - $990,000
Adjusted Home Sales Gross Margin	25.50%	26.00%
SG&A, as a Percentage of Home Sales Revenues	10.7%	10.25%
Period-End Community Count	455	480 - 490
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$— million	$130 million
Tax Rate	26.0%	25.5%

Financial Highlights for the three months ended January 31, 2026 and 2025 (unaudited):
	2026	2025
Net Income	$210.9 million, or $2.19 per share diluted	$177.7 million, or $1.75 per share diluted
Pre-Tax Income	$273.6 million	$221.4 million
Pre-Tax Inventory Impairments included in Home Sales Costs of Revenues	$11.7 million	$16.4 million
Home Sales Revenues	$1.85 billion and 1,899 units	$1.84 billion and 1,991 units
Net Signed Contracts	$2.38 billion and 2,303 units	$2.31 billion and 2,307 units
Net Signed Contracts per Community	5.3 units	5.7 units
Quarter-End Backlog	$6.02 billion and 5,051 units	$6.94 billion and 6,312 units
Average Price per Home in Backlog	$1,192,300	$1,099,200
Home Sales Gross Margin	24.8%	25.0%
Adjusted Home Sales Gross Margin	26.5%	26.9%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.1%	1.1%
SG&A, as a percentage of Home Sales Revenues	13.9%	13.1%
Income from Operations	$219.1 million, or 10.2% of total revenues	$219.1 million, or 11.8% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$72.0 million	$2.5 million
Other Pre-Tax Impairments:
Included in Land Sales and Other Cost of Revenues	$1.4 million	$1.8 million
Included in Other Income - Net	$— million	$4.4 million
Included in Income (loss) from Unconsolidated Entities	$44.3 million	$— million
Quarterly Cancellations as a Percentage of Beginning-Quarter Backlog	2.8%	2.4%
Quarterly Cancellations as a Percentage of Signed Contracts in Quarter	5.4%	5.8%
Additional Information:
•The Company ended its FY 2026 first quarter with $1.20 billion in cash and cash equivalents, compared to $1.26 billion at FYE 2025 and $574.8 million at FY 2025’s first quarter. At FY 2026 first quarter end, the Company also had $2.20 billion available under its $2.35 billion senior unsecured revolving credit facility.
•On February 5, 2026, the Company extended the maturity date of its senior unsecured revolving facility from February 7, 2030 to February 5, 2031 and increased the total amount of revolving loans and commitments available under the facility from $2.35 billion to $2.38 billion. The Company also extended the maturity of approximately $548 million of loans outstanding under its $650 million term loan credit facility from February 7, 2030 to February 5, 2031, with the remainder continuing to mature on February 7, 2030.
•On January 23, 2026, the Company paid its quarterly dividend of $0.25 per share to shareholders of record at the close of business on January 9, 2026.
•Stockholders’ equity at FY 2026 first quarter end was $8.41 billion, compared to $8.27 billion at FYE 2025.
•FY 2026’s first quarter-end book value per share was $88.73 per share, compared to $87.25 at FYE 2025.

•The Company ended FY 2026's first quarter with a debt-to-capital ratio of 24.4%, compared to 26.0% at FY 2025’s fourth quarter end and 26.0% at FY 2025's first quarter end. The Company ended FY 2026’s first quarter with a net debt-to-capital ratio(1) of 14.2%, compared to 15.3% at FY 2025’s fourth quarter end, and 21.1% at FY 2025's first quarter end.
•The Company ended FY 2026’s first quarter with approximately 75,000 lots owned and optioned, compared to 76,100 one quarter earlier, and 77,700 one year earlier. Approximately 45% or 33,600, of these lots were owned, of which approximately 18,900 lots, including those in backlog, were substantially improved.
•In the first quarter of FY 2026, the Company spent approximately $424.4 million on land to purchase approximately 2,189 lots.
•The Company ended FY 2026’s first quarter with 445 selling communities, compared to 446 at FY 2025’s fourth quarter end and 406 at FY 2025’s first quarter end.
(1)    See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors.TollBrothers.com, a conference call hosted by chairman and chief executive officer Douglas C. Yearley, Jr. at 8:30 a.m. (ET) Wednesday, February 18, 2026, to discuss these results and its outlook for the second quarter and FY 2026. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Events & Presentations” under the “News & Events” tab. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow.
ABOUT TOLL BROTHERS

Toll Brothers, Inc., a Fortune 500 Company, is the nation’s leading builder of luxury homes. The Company was founded in 1967 and became a public company in 1986 with common stock listed on the New York Stock Exchange under the symbol “TOL.” Toll Brothers builds new homes and communities in over 60 markets across the United States, serving first-time, move-up, active-adult, and second-home buyers. The Company also operates its own architectural, engineering, mortgage, title, land development, smart home technology, landscape, and building components manufacturing businesses.
Toll Brothers was named the #1 Most Admired Home Builder in Fortune magazine’s 2026 list of the World’s Most Admired Companies®, the ninth year the Company has achieved this honor. Toll Brothers has also been named Builder of the Year by Builder magazine and is the first two-time recipient of Builder of the Year from Professional Builder magazine. For more information visit TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).
From Fortune, ©2026 Fortune Media IP Limited. All rights reserved. Used under license.

FORWARD-LOOKING STATEMENTS
Information presented herein for the first quarter ended January 31, 2026 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information and statements regarding: market conditions; mortgage rates; inflation rates; demand for our homes; our build- to-order and quick move-in home strategy; sales paces and prices; effects of home buyer cancellations; our strategic priorities; growth and expansion; our land acquisition, land development and capital allocation priorities; anticipated operating results; home deliveries; financial resources and condition; changes in revenues, profitability, margins and returns; changes in accounting treatment; cost of revenues, including expected labor and material costs; availability of labor and materials; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our ability to acquire land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; the outcome of legal proceedings, investigations, and claims; management succession plans; and the impact of public health or other emergencies.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. The major risks and uncertainties – and assumptions that are made – that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:
•the effect of general economic conditions, including employment rates, housing starts, inflation rates, interest and mortgage rates, availability of financing for home mortgages and strength of the U.S. dollar;
•market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;
•the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such land;
•access to adequate capital on acceptable terms;
•geographic concentration of our operations;
•levels of competition;
•the price and availability of lumber, other raw materials, home components and labor;
•the effect of U.S. trade policies, including the imposition of tariffs and duties on home building products and retaliatory measures taken by other countries;
•the effects of weather and the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, unavailability of insurance, and shortages and price increases in labor or materials associated with such natural disasters;
•risks arising from acts of war, terrorism or outbreaks of contagious diseases;
•federal and state tax policies;
•transportation costs;
•the effect of land use, environment and other governmental laws and regulations;
•legal proceedings or disputes and the adequacy of reserves;

•risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, indebtedness, financial condition, losses and future prospects;
•the effect of potential loss of key management personnel or unsuccessful management transitions;
•changes in accounting principles;
•risks related to unauthorized access to our computer systems, theft of our and our homebuyers’ confidential information or other forms of cyber-attack; and
•other factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended October 31, 2025 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).
Many of the factors mentioned above or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For a further discussion of factors that we believe could cause actual results to differ materially from expected and historical results, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and in subsequent reports filed with the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2026	October 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,202,828	$1,258,997
Inventory	11,203,529	10,678,460
Property, construction and office equipment - net	276,669	273,397
Receivables, prepaid expenses and other assets	541,205	554,720
Real estate and related assets held for sale	—	420,969
Mortgage loans held for sale	130,326	200,816
Customer deposits held in escrow	120,988	106,612
Investments in unconsolidated entities	956,493	1,025,895
	$14,432,038	$14,519,866

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$858,347	$896,388
Senior notes	1,741,842	1,741,525
Mortgage company loan facility	121,130	150,000
Customer deposits	456,100	418,897
Accounts payable	536,129	615,771
Accrued expenses	2,145,093	2,061,919
Liabilities related to assets held for sale	—	172,186
Income taxes payable	153,473	177,116
Total liabilities	$6,012,114	$6,233,802

Equity:
Stockholders’ Equity
Common stock, 102,937 shares issued at January 31, 2026 and October 31, 2025	1,029	1,029
Additional paid-in capital	653,399	687,123
Retained earnings	8,761,441	8,574,807
Treasury stock, at cost — 8,170 and 8,140 shares at January 31, 2026 and October 31, 2025, respectively	(1,027,633)	(1,014,568)
Accumulated other comprehensive income	20,856	22,272
Total stockholders’ equity	8,409,092	8,270,663
Noncontrolling interest	10,832	15,401
Total equity	8,419,924	8,286,064
	$14,432,038	$14,519,866

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2026		2025
	$	%	$	%
Revenues:
Home sales	$1,854,985		$1,840,776
Land sales and other	290,642		18,355
	2,145,627		1,859,131

Cost of revenues:
Home sales	1,395,462	75.2%	1,381,480	75.0%
Land sales and other	273,174	94.0%	18,106	98.6%
	1,668,636		1,399,586

Gross margin - home sales	459,523	24.8%	459,296	25.0%
Gross margin - land sales and other	17,468	6.0%	249	1.4%

Selling, general and administrative expenses	257,936	13.9%	240,414	13.1%
Income from operations	219,055		219,131

Other:
Income (loss) from unconsolidated entities	35,444		(8,743)
Other income - net	19,076		10,994
Income before income taxes	273,575		221,382
Income tax provision	62,643		43,679
Net income	$210,932		$177,703
Per share:
Basic earnings	$2.20		$1.76
Diluted earnings	$2.19		$1.75
Cash dividend declared	$0.25		$0.23
Weighted-average number of shares:
Basic	95,700		100,830
Diluted	96,504		101,830

Effective tax rate	22.9%		19.7%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2026	2025
Inventory impairments and write-offs included in home sales cost of revenues:
Pre-development costs and option write offs	$4,674	$3,957
Land owned for operating communities	7,000	12,460
	$11,674	$16,417

Land and other impairments included in land sales and other cost of revenues	$1,392	$1,841

Joint venture impairments included in income (loss) from unconsolidated entities	$44,300	$—

Other asset write-offs included in Other income - net	$—	$4,447

Depreciation and amortization	$16,236	$17,165
Interest incurred	$29,547	$29,835
Interest expense:
Charged to home sales cost of revenues	$20,080	$20,076
Charged to land sales and other cost of revenues	—	15
	$20,080	$20,091

Home sites controlled:	January 31, 2026	January 31, 2025
Owned	33,594	33,871
Optioned	41,396	43,843
	74,990	77,714
Inventory at January 31, 2026 and October 31, 2025 consisted of the following (amounts in thousands):

	January 31, 2026	October 31, 2025
Land deposits and costs of future communities	$925,941	$843,110
Land and land development costs	3,141,050	3,018,179
Land and land development costs associated with homes under construction	3,960,412	3,738,695
Total land and land development costs	8,027,403	7,599,984

Homes under construction	2,603,375	2,535,219
Model homes (1)	572,751	543,257
	$11,203,529	$10,678,460
(1)    Includes the allocated land and land development costs associated with each of our model homes in operation.

Toll Brothers operates in the following five geographic segments, with operations generally located in the states listed below:
•North: Connecticut, Delaware, Massachusetts, Michigan, New Jersey, New York and Pennsylvania
•Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia
•South: Florida, South Carolina and Texas
•Mountain: Arizona, Colorado, Idaho, Nevada and Utah
•Pacific: California, Oregon and Washington

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2026	2025	2026	2025	2026	2025
REVENUES
North	278	247	$278.4	$254.7	$1,001,600	$1,031,200
Mid-Atlantic	252	266	238.2	236.2	$945,000	$888,100
South	578	596	469.6	506.3	$812,400	$849,500
Mountain	537	663	475.8	556.7	$886,100	$839,700
Pacific	254	219	393.1	287.1	$1,547,600	$1,311,200
Home Building	1,899	1,991	1,855.1	1,841.0	$976,900	$924,700
Corporate and other			(0.1)	(0.3)
Total home sales	1,899	1,991	1,855.0	1,840.7	$976,800	$924,600
Land sales and other			290.6	18.4
Total Consolidated			$2,145.6	$1,859.1

CONTRACTS
North	403	318	$433.1	$336.8	$1,074,600	$1,059,100
Mid-Atlantic	301	358	277.4	341.5	$921,800	$953,900
South	654	700	525.3	593.1	$803,200	$847,300
Mountain	654	628	572.2	534.1	$874,900	$850,500
Pacific	291	303	571.2	501.7	$1,962,900	$1,655,800
Total Consolidated	2,303	2,307	$2,379.2	$2,307.2	$1,033,100	$1,000,100

BACKLOG
North	958	926	$1,125.9	$1,019.7	$1,175,200	$1,101,200
Mid-Atlantic	757	878	862.0	930.1	$1,138,700	$1,059,400
South	1,637	2,107	1,513.0	1,895.4	$924,200	$899,600
Mountain	1,141	1,560	1,216.3	1,623.7	$1,066,000	$1,040,800
Pacific	558	841	1,305.1	1,469.5	$2,339,000	$1,747,300
Total Consolidated	5,051	6,312	$6,022.3	$6,938.4	$1,192,300	$1,099,200

Note: Due to rounding, amounts in the geographic tables may not add.

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted home sales gross margin and the Company’s net debt-to-capital ratio.
These measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the home building business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other home builders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other home builders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s home sales gross margin as a percentage of home sales revenues (calculated in accordance with GAAP) to the Company’s adjusted home sales gross margin (a non-GAAP financial measure). Adjusted home sales gross margin is calculated as (i) home sales gross margin plus interest recognized in home sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) home sales revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended January 31,
		2026	2025
	Revenues - home sales	$1,854,985	$1,840,776
	Cost of revenues - home sales	1,395,462	1,381,480
	Home sales gross margin	459,523	459,296
Add:	Interest recognized in cost of revenues - home sales	20,080	20,076
	Inventory impairments and write-offs in cost of revenues - home sales	11,674	16,417
	Adjusted home sales gross margin	$491,277	$495,789

	Home sales gross margin as a percentage of home sale revenues	24.8%	25.0%

	Adjusted home sales gross margin as a percentage of home sale revenues	26.5%	26.9%

The Company’s management believes adjusted home sales gross margin is a useful financial measure to investors because it allows them to evaluate the performance of our home building operations without the often varying effects of capitalized interest costs and inventory impairments. The use of adjusted home sales gross margin also assists the Company’s management in assessing the profitability of our home building operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Home Sales Gross Margin
The Company has not provided projected second quarter and full FY 2026 home sales gross margin or a GAAP reconciliation for forward-looking adjusted home sales gross margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter and full FY 2026. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our second quarter and full FY 2026 home sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		January 31, 2026	October 31, 2025	January 31, 2025
	Loans payable	$858,347	$896,388	$1,058,765
	Loans payable included in liabilities held for sale	—	114,254	—
	Senior notes	1,741,842	1,741,525	1,597,316
	Mortgage company loan facility	121,130	150,000	89,958
	Total debt	2,721,319	2,902,167	2,746,039
	Total stockholders’ equity	8,409,092	8,270,663	7,795,606
	Total capital	$11,130,411	$11,172,830	$10,541,645
	Ratio of debt-to-capital	24.4%	26.0%	26.0%

	Total debt	$2,721,319	$2,902,167	$2,746,039
Less:	Mortgage company loan facility	(121,130)	(150,000)	(89,958)
	Cash and cash equivalents	(1,202,828)	(1,258,997)	(574,834)
	Cash and cash equivalents included in assets held for sale	—	(773)	—
	Total net debt	1,397,361	1,492,397	2,081,247
	Total stockholders’ equity	8,409,092	8,270,663	7,795,606
	Total net capital	$9,806,453	$9,763,060	$9,876,853
	Net debt-to-capital ratio	14.2%	15.3%	21.1%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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